As filed with the Securities and Exchange Commission on June 16, 1998
                                                 Registration No. 333-51811



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           NEOMEDIA TECHNOLOGIES, INC.
               (Exact name of registrant as specified in charter)

          DELAWARE                                            36-3680347
-------------------------------                         ----------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification  Number)


                          2201 SECOND STREET, SUITE 600
                         FORT MYERS, FLORIDA 33901-3083
                                  941-337-3434
                               941-337-3668 - FAX
               ---------------------------------------------------
               (Address, including zip code, and telephone number,
            including area code, of Registrant's principal executive
                                    offices)

                                CHARLES W. FRITZ
                          2201 SECOND STREET, SUITE 600
                         FORT MYERS, FLORIDA 33901-3083
                                  941-337-3434
                               941-337-3668 - FAX
             --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 WITH COPIES TO:

BARTON J. SPRINGER, ESQ.                    MARIANNE LEPERA, ESQ.
FISHMAN, MERRICK, MILLER, GENELLY,          NEOMEDIA TECHNOLOGIES, INC.
SPRINGER, KLIMEK & ANDERSON, P.C.           2201 SECOND STREET
125 S. WACKER DRIVE, SUITE 2800             SUITE 600
CHICAGO, ILLINOIS  60606                    FORT MYERS, FLORIDA  33901
312-726-1224                                941-337-3434
312-726-2649 FAX                            941-337-3668 FAX


APPROXIMATE DATE OF COMMENCEMENT OF
 PROPOSED SALE TO PUBLIC:     From time to time following
                              the effective date of this
                              Registration Statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------

TITLE OF SHARES TO BE     AMOUNT TO BE       PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
REGISTERED                 REGISTERED       OFFERING PRICE PER      AGGREGATE OFFERING       REGISTRATION FEE
                                                  UNIT (1)(5)             PRICE
-------------------------------------------------------------------------------------------------------------
COMMON STOCK              1,216,000 (2)          $ 8.64                $ 10,506,240            $ 3,099.34
-------------------------------------------------------------------------------------------------------------
COMMON STOCK                340,000 (3)          $ 8.64                $  2,937,600            $   866.59
-------------------------------------------------------------------------------------------------------------
COMMON STOCK              1,162,332 (4)          $ 8.64                $ 10,042,549            $ 2,962.55
-------------------------------------------------------------------------------------------------------------
TOTAL                                                                  $ 23,486,389            $ 6,928.48
-------------------------------------------------------------------------------------------------------------

------------------------
(1)  Estimated solely for purposes of computing the registration fee pursuant to Rule 457.
(2)  Represents  issued  and  outstanding  shares of Common  Stock  offered  for resale by the holders thereof.
(3)  Represents shares of Common Stock issuable upon exercise of a warrant to purchase 170,000 units of the Registrant's securities issued by the
     Registrant, and which were registered, in connection with its initial public offering in November, 1996. Each unit consists of one share of
     Common Stock and one warrant to purchase one share of Common Stock.
(4)  Represents shares of Common Stock issuable upon exercise of common stock purchase warrants for resale by the holders thereof.
(5)  In accordance with Rule 457(c), the price represents the average of the high and low prices of the Registrant's Common Stock on May 1, 1998.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           NEOMEDIA TECHNOLOGIES, INC.

                        2,718,332 SHARES OF COMMON STOCK,
                                 $.01 PAR VALUE

     This Prospectus covers up to 2,718,332 shares of common stock, $.01 par value ("Common Stock") of NeoMedia Technologies, Inc., a Delaware corporation (the "Company") to be offered for resale for the accounts of certain stockholders of the Company and warrant holders holding warrants to purchase shares of Common Stock, (collectively the "Selling Stockholders"). Of the 2,718,332 shares of Common Stock, 1,216,000 shares are currently issued and outstanding, and 1,502,332 shares are issuable upon the exercise of common stock purchase warrants. The shares of Common Stock issuable upon the exercise of the common stock purchase warrants are being registered so that if and when such warrants are exercised the shares of Common Stock received upon the exercise may be offered and resold to the public by the Selling Stockholder owning such shares. The Company will not receive any of the proceeds from the resale of the Common Stock by the Selling Shareholders, although it will receive approximately $12,100,000 from the payment of the exercise prices of the warrants if all of the warrant holders exercise their warrants to the fullest extent. See "Use of Proceeds". There is no assurance, however, that any of the warrants will be exercised. All costs and expenses of registration and qualifying these shares under federal and state securities laws are being borne by the Company, although all commissions, selling and other expenses incurred in connection with the resale of shares by a Selling Stockholder will be borne by such Selling Stockholder. See "Selling Stockholders" and "Plan of Distribution".

     The Common Stock is traded on The Nasdaq Stock Market/SM/ ("NASDAQ") under the symbol "NEOM". On _______, 1998, the closing price of the Common Stock on NASDAQ was $_____ per share.

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

     INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is _______, 1998.

                              [INSIDE FRONT COVER]

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the offices of the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of these materials may be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file such reports, statements and information electronically with the Commission. The Commission's Web site address is http://www.sec.gov.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 which the Company has filed with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of the Company's Common Stock offered hereby (referred to herein, together with amendments and exhibits, as the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements made or incorporated by reference in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     THIS PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST DIRECTED TO NEOMEDIA TECHNOLOGIES, INC., 2201 SECOND STREET, SUITE 600, FORT MYERS, FLORIDA 33901, ATTENTION: INVESTOR RELATIONS; TELEPHONE NUMBER 941-337-3434.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The information in the following documents filed by the Company with the Securities and Exchange Commission ("Commission") are incorporated in this Prospectus by this reference:

         (a) The Company's Annual Report on Form 10-KSB as amended, for the year ended December 31, 1997;

         (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

         (c) The Current Reports of the Company on Form 8-K dated February 9, 1998, as amended, March 27, 1998 and April 27, 1998; and

         (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all of the shares of Common Stock offered hereby have been sold or that deregisters all shares of Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such reports and other documents. Any statement or information contained herein or in any report or document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                           FORWARD-LOOKING STATEMENTS

     Certain statements included or incorporated by reference herein may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, without limitation, risks associated with the expansion of the Company's business and the management of growth, dependence on key personnel, growth by acquisitions, changing economic conditions, rapidly changing technology and the competitive environment of the industry in which the Company transacts business, and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Commission. Such risks, uncertainties and factors also include, without limitation, those described herein under the heading "Risk Factors."

                               PROSPECTUS SUMMARY

        THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO CAREFULLY READ THIS PROSPECTUS IN ITS ENTIRETY, INCLUDING BUT NOT LIMITED TO THE RISK FACTORS.

                                   THE COMPANY

        The Company provides computer software and consulting services:

         * through its Intelligent Document/TM/ Solutions Unit ("IDOCs/TM/") to embed active data elements in standard printed documents or on physical objects for the purpose of launching computer programs and creating automated links to the World Wide Web;

         * through its Document Systems Solutions Unit to assist clients in optimizing the creation, production and management of printed documents and printed document processes; and

         * through its Year 2000 / Migration Solutions Unit to enable and assist clients to implement mass changes in computer software and hardware systems, including (i) identifying, seeking and automatically correcting restrictive source and application fields which store data, including among other items, dates (adding two digits to a two-digit date field when four digits are required to correct the Year 2000 problem), stock prices (converting stock prices from a fractional to a decimal measurement system) and European currencies (converting to the new European Monetary Unit of Measure, commonly known as the "Eurodollar"), and (ii) conversions from legacy to open systems.

     The Company currently offers its services and products through its three principal business units the Intelligent Document/TM/ Solutions Unit, the Document Systems Solutions Unit and the Year 2000 / Migration Solutions Unit - which, although separate in name, often function as a team in providing solutions for its customers.

     As part of the services provided in connection with the solutions it offers, the Company often recommends, specifies, supplies and installs equipment and software products from third-party suppliers, many of whom have strategic alliances with the Company. The Company acts as a re-marketer of equipment and software products for a number of suppliers, such as IBM Corporation, Sun Microsystems Computer Company, Xerox Corporation, Symbol Technologies, Inc. and Oracle Corporation, and, to date, has generated the largest portion of its revenue from these activities.

INTELLIGENT DOCUMENT/TM/ ("IDOCS/TM/") SOLUTIONS UNIT

     The Company has developed its own technology, and has rights to use the technology of others, to generate printed documents and enhance physical objects which can be automatically "read" by machines, such as computers equipped with scanners and appropriate software. These "machine readable" documents or physical objects incorporate printed codes which contain thousands of bytes of information, including computer programs rendering them functionally equivalent to a computer floppy disk. With this functionality, a user may access additional information about, assess validity of, or determine authenticity of the document or object. These codes are referred to in the industry as "high capacity symbologies" and "multi-dimensional" or "two-dimensional" bar codes.

     Two-dimensional bar code technology has been thoroughly designed, developed and tested during the past decade. The Company believes its technology is broad and generally innovative enough to be applied to a variety of industries including information management services, banking and financial services, health care and pharmaceuticals, government services, publishing, advertising, gaming, travel and entertainment. To date, a variety of applications have been commercially introduced in the United States and abroad, including virtually fraud-proof negotiable instruments ("Secure Documents"), traceable shipping documents, and public and medical identification cards.

     THE COMPANY'S IDOCS/TM/ TECHNOLOGY LINKS THE WORLDS OF PRINT AND ELECTRONIC MEDIA. Printed documents provide the basis and infrastructure for formal communication and commerce worldwide. In addition, the generation of printed documents has increased significantly, not decreased, with the adoption of electronic data processing systems during the past half century. However, the improvement in processes to generate printed documents has been a one way street -- from electronic media to a printed form. The process to re-convert human readable text to machine readable form, which is required in all business operations, has been labor intensive and exceedingly difficult. Therefore, management believes that, among other applications, the Company's technology can be used in all businesses to increase operational efficiencies by reducing manual re-entry of data for business transaction document and record management purposes. Management believes, therefore, its Intelligent Documents/TM/ technology will provide the industry standard for linking the worlds of print and electronic media. Furthermore, the Company intends to label any printed document or physical object incorporating its technology as "IDOCs/TM/ Enabled".

     To date, the Intelligent Document/TM/ Solutions Unit has provided only limited software and consulting services. However, due to the rapidly emerging era of electronic commerce fostered by the proliferation of the Internet and the World Wide Web, the Company anticipates that the large number of potential Intelligent Document/TM/ applications will, in terms of revenue, make this a fast growing unit of the Company, although to date this has not occurred and no assurances can be given that this will occur in the future.

DOCUMENT SYSTEMS SOLUTIONS UNIT

     The Document System Solutions Unit assists clients in optimizing their document creation, production and management processes. These efforts have historically focused on designing and providing complete, client specific, high speed and high volume document formatting and printing solutions. Recently, services of the Document System Solutions Unit have been expanded to include Integrated Document Factories ("IDF's"), a complete, client specific system solution for automating, monitoring and managing print-to-mail processes. IDF's incorporate manufacturing principles and IDOCs/TM/ technology, enabling clients not only to achieve maximum efficiencies in their print processes, but to also ensure document integrity and traceability.

     The Company's customers currently using the Document Systems Solutions Unit's services and products, include Principal Financial Group, Fidelity Investments, Discover Card Services, Inc., Charles Schwab & Co., Inc. and the State of Wisconsin, and they are able to reduce their costs through efficiencies, by generating on demand customized forms instead of purchasing expensive pre-printed stock forms, and by enabling implementation of their printing systems on lower-cost distributed client-server platforms. In addition, clients in the future may realize significant cost savings from obtaining postage discounts which may be awarded by the United States Postal Service ("USPS") to businesses that, through use of the Document System Solutions Unit's services and products, prepare and print mail in USPS specified delivery sequence.

     In providing complete document system solutions and IDF's, the Company often "partners" with companies such as Xerox Corporation, IBM Corporation, Dazel Corporation, and I-Data. These arrangements often result (i) in the "partner" introducing to the Company customers which purchase the Company's and the partner's services and products, (ii) in the use by the partner of the Company as a subcontractor, (iii) in the re-marketing by the Company of the partner's hardware and software products, and (iv) in the sharing of the responsibility with the partner. Depending upon the product or service involved, the association with the partner may be on an exclusive basis.

     Currently, in connection with the services of the Document Systems Solutions Unit, the Company is a supplier of proprietary and third-party software and third-party equipment. The companies represented by the Company in the re-marketing of software and equipment include Oracle Corporation, IBM Corporation, Sun Microsystems Computer Company, Xerox Corporation, Symbol Technologies, Dazel Corporation, Elixir Technologies and I-Data.

YEAR 2000 / MIGRATION SOLUTIONS UNIT

     The Year 2000 / Migration Solutions Unit provides proprietary and third-party software tools to assist clients in (i) identifying and automatically correcting software with the "Year 2000 problem," and (ii) converting ("migrating") from closed legacy systems to more cost effective and functional open systems. In addition, due to the unique, flexible architecture on which the Year 2000 / Migration Solutions Unit's software tools are built, solutions for other mass change problems (such as, but not limited to, the impending Eurodollar problem and the conversion of stock prices from a fractional to a decimal measurement system) may be easily developed.

     RESOLVING "YEAR 2000" AND OTHER RESTRICTIVE SOURCE AND APPLICATION CODE PROBLEMS. The "Year 2000 problem" refers to the use of a two-digit date field primarily found in legacy software programs. For example, "89" represents the calendar year "1989." Programs using such two-digit year codes will become invalid on January 1, 2000, as they will read "00" as "1900." As a result, serious errors will occur in calculations dependent upon dates, such as mortgage calculations, in particular, and calculations used throughout the financial industry in general.

     The Company sells licenses to proprietary software tools (including "ADAPT/2000") that unlike many other competitive tools, not only identify occurrences of the date code problem in software programs, but automatically correct ("remediate") up to what the Company believes to be potentially 90% of these occurrences. The Company's ADAPT/2000 tool, unlike other competitive tools, works across various hardware platforms and remediates legacy programs written in COBOL and new IBM COBOL ("MLE") computer languages. In addition, ADAPT/2000 works to convert other restrictive source and application code, such as fractions to a decimal measurement system and monetary systems such as the impending European Economic Community's Eurodollar.

     MIGRATION SOLUTIONS. Prior to the late 1980's, software and hardware manufacturers developed business software that would only run on their proprietary systems in an attempt to "lock in" existing customers. This in turn resulted in the development of business software which would run only on these closed proprietary systems. These "closed" systems and applications are referred to in the industry as "legacy systems." However, in the late 1980's and early 1990's, technological advances resulted in widespread development of software and hardware in standard computer languages that could be installed in a variety of systems. Subsequently, these "open" systems have generated price and performance advantages and greater functionality.

     Through the use of the Company's migration tools and services, businesses desiring to convert from a legacy system may avoid the time and cost of rewriting applications or the loss of an application's functionality when transferred directly to an open client-server system. Instead, the Company's migration tools automatically translate legacy applications from proprietary source code to code that can be run directly on open systems. This automated solution provides advantages such as (i) most, if not all, of the functionality of the original legacy application is maintained, (ii) the conversion entails less time, resources and disruption risk than the other methods, and (iii) the conversion provides a base for modernization of the legacy application in the new open environment.

     The Company's "migration and modernization" approach provides one-stop shopping for clients to migrate existing legacy systems to open platforms and then modernize these same systems to incorporate current or new technologies. A variety of modernization paths are available to clients upon completing migration. The Company management intends to use this approach to further the introduction of their IDOCs/TM/ technology.

     Dev-Tech Associates, Inc., an Illinois corporation ("Dev-Tech"), the Company's predecessor, was incorporated in December, 1989. NeoMedia Technologies, Inc. (the "Company") was incorporated under the laws of the State of Delaware on July 29, 1996. On August 5, 1996, as the result of a tax-free merger, the Company acquired all of the shares of Dev-Tech in exchange for the issuance of shares of the Company's Common Stock to the stockholders of Dev-Tech. As a result of this merger, the Company is the successor to the business and operations of Dev-Tech. Immediately prior to the date of the Company's initial public offering, Dev-Tech Migration, Inc., an Illinois corporation ("Migration") and an affiliate of Dev-Tech, was merged into NeoMedia Migration, Inc., a wholly-owned subsidiary of the Company in exchange for the issuance of shares of the Company's Common Stock to the sole stockholder of Migration. In November, 1996, the Company completed the initial public offering (the "Public Offering") of units of its securities. Each unit consisted of one share of Common Stock and one warrant (the "Public Warrants") to purchase a share of common stock at $7.375. Joseph Charles & Associates, Inc. was the representative (the "Representative") of the underwriters in the Public Offering. In November, 1997, the Company called for the redemption in December, 1997, of all of its then outstanding Public Warrants ("Warrant Redemption"), and accordingly, as of the date of this Prospectus, there are no Public Warrants issued and outstanding. Unless otherwise specified, all references herein to the Company mean and refer to the Company and its wholly-owned subsidiaries, Migration, NeoMedia Tech, Inc., NeoMedia Technologies Holding Company B.V. (a Netherlands company), NeoMedia Technologies de Mexico, S.A. de C.V. (a Mexican company), NeoMedia Migration de Mexico, S.A. de C.V. (a Mexican company), NeoMedia Technologies do Brasil Ltd. (a Brazilian company), NeoMedia Technologies UK Limited (a United Kingdom company) and Distribuidora Vallarta S.A., (a Guatemalan corporation). The Company's executive offices are located at 2201 Second Street, Suite 600, Fort Myers, Florida 33901. Its telephone number is 941-337-3434.

UNLESS OTHERWISE INDICATED, ALL SHARE AND PER SHARE DATA AND INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS RELATING TO THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING (I) DOES NOT INCLUDE 1,292,793 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE OF OPTIONS EITHER OUTSTANDING OR AVAILABLE FOR GRANT UNDER THE COMPANY'S 1996 STOCK OPTION PLAN (THE "1996 STOCK OPTION PLAN"), (II) DOES NOT INCLUDE 8,000,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE OF OPTIONS EITHER OUTSTANDING OR AVAILABLE FOR GRANT UNDER THE COMPANY'S 1998 STOCK OPTION PLAN (THE "1998 STOCK OPTION PLAN"), (III) DOES NOT INCLUDE 170,000 UNITS OF THE COMPANY'S SECURITIES (EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT, AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE OF SUCH WARRANTS) RESERVED FOR ISSUANCE TO THE REPRESENTATIVE UPON EXERCISE OF WARRANTS ISSUED TO THE REPRESENTATIVE UPON CONSUMMATION OF THE PUBLIC OFFERING (THE "REPRESENTATIVE'S OPTIONS"), (VI) DOES NOT INCLUDE 114,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF A WARRANT (THE "PRINCIPAL STOCKHOLDER'S WARRANT") ISSUED TO CHARLES W. FRITZ, THE COMPANY'S PRESIDENT AND CHIEF EXECUTIVE OFFICER, (V) DOES NOT INCLUDE 173,332 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF A WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED TO COMPASS CAPITAL, INC. ("COMPASS CAPITAL WARRANT"), (VI) DOES NOT INCLUDE 135,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF A WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED TO THORNHILL CAPITAL, L.L.C. ("THORNHILL WARRANT"), (VII) DOES NOT INCLUDE 300,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF A WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED TO CHARLES W. FRITZ (THE "FRITZ WARRANT"), (VIII) DOES NOT INCLUDE 65,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF A WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED TO JOSEPH CHARLES & ASSOCIATES, INC. ("JOSEPH CHARLES WARRANT"),
(IX) DOES NOT INCLUDE 375,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE OF A WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED TO DOMINICK & DOMINICK, INCORPORATED ("DOMINICK WARRANT"), AND (X) DOES NOT INCLUDE 100,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE OF A WARRANT TO PURCHASE SHARES OF COMMON STOCK ISSUED TO SOUTHEAST RESEARCH PARTNERS, INC. ("SOUTHEAST WARRANT").

                                  RISK FACTORS

     THE PURCHASE OF THE COMMON STOCK BEING OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. THE PURCHASE OF THE COMMON STOCK SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING FACTORS WHICH COULD MATERIALLY AND ADVERSELY AFFECT THE OPERATIONS AND PROSPECTS OF THE COMPANY OR AN INVESTMENT THEREIN BEFORE MAKING A DECISION TO PURCHASE THE COMMON STOCK BEING OFFERED HEREBY. THE FOLLOWING IS NOT INTENDED AS, AND SHOULD NOT BE CONSIDERED, AN EXHAUSTIVE LIST.

RISK FACTORS RELATING TO THE COMPANY

     1. HISTORY OF OPERATING LOSSES AND NEGATIVE OPERATING RESULTS. For the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1998, the Company's results of operations were losses of $1,131,000, $3,076,000, $5,973,000 and $1,276,000, respectively. No assurances can be given that this pattern will not continue or that the Company will ever become profitable. In addition, the Company is developing further a third business unit, its Intelligent Document Solutions Unit, which will provide services and products in an emerging technological market in which the Company has little prior experience. The Company's further development of this new unit could materially adversely affect the Company's future operating results. See "Risk Factors Relating to the Company B No Assurance of Success of New Business Unit". In addition, the Company's quarterly operating results may be subject to significant fluctuations due to many factors not within the Company's control, such as the unpredictability of when a customer will order products and services, the size of a customer's order, the demand for the Company's products and services, the level of competition and general economic conditions.

     2. NO ASSURANCE OF SUCCESS OF NEW BUSINESS UNIT. Prior to the Public Offering, the business of the Company was to provide system analysis and integration services for information processing systems, to migrate applications from closed proprietary legacy systems to open systems platforms and to serve as a supplier of third party equipment and software products, as well as proprietary software products, required to implement solutions. In addition to continuing to offer these "core" services and products, the Company is developing a third business unit, its Intelligent Document Solutions Unit, the function of which is to provide software that employs high capacity symbologies which allows the user to both embed and extract data and programs from printed materials or physical objects, as well as link these documents to on-line sources of information, such as the Internet and the World Wide Web. No assurances can be given that the Company's Intelligent Document Solutions Unit will be successful, or that the Company's two other business units, which provide transition and document systems solutions, will not be materially adversely affected by the Company focusing its efforts and resources in the Intelligent Document Solutions Unit. No sales of the products and services to be provided by this Unit have occurred to date and no assurances can be given that this Unit will ever achieve profitability. In addition, the technology initially used by the Intelligent Document Solutions Unit has not been developed by the Company but by third parties and the Company has been granted rights to its use. Accordingly, failure to maintain these rights would materially adversely affect the operations of this Unit.

     3. DEPENDENCE ON PRODUCT LINE AND SERVICES; LIMITATION ON FINANCING TO PURCHASE SOFTWARE AND EQUIPMENT. For the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1998, the Company derived approximately 76%, 83%, 79% and 66%, respectively, of its net revenue from software and equipment resales, especially those related to the open systems computing environment. Absent diversification of the Company's revenue over other products and services, loss of this revenue would have a materially adverse effect on the Company. If the marketplace does not continue to accept this computing environment, or even if accepted, grows less rapidly than anticipated, or if the Company fails to offer products and services which respond to the needs of this market, the Company would be materially and adversely affected. In addition, the Company, in the future, intends to develop further new software products and to offer products and services related to high print capacity symbologies thereby reducing its reliance on one or several products and services by diversifying. There can be no assurance that the Company will achieve or sustain significant sales growth in either its historical sales and products or that applications using high print capacity symbologies can be successfully developed, or if developed, will gain market acceptance or successfully compete with the products of others. To the extent demand for the Company's services and products do not develop, due to competition, product performance, customer assessment of the Company's resources and expertise, technological change or other factors, the Company's operations will be materially adversely affected.

     The Company receives short-term financing from a finance company to purchase computer equipment and software that it re-markets. Historically, the amount of financing which the Company was able to obtain was limited by its financial condition and results of operations. No assurances can be given that in the future increased financing commitments will be available to the Company. Consequently, the Company's ability to increase its revenue through computer equipment and software resales may be limited until the Company is able to increase its financing commitments. No assurances can be given that the Company will obtain an increased line of credit, or if obtained, that increased resales or revenue will result.

     4. DEPENDENCE ON RELATIONSHIPS. The Company maintains many relationships with companies whose products and services it offers. Among other things, these relationships provide the Company with discounts when purchasing the products of such companies. In addition, these relationships often result in the Company providing services to or for these companies and their customers. The most significant of these relationships are with Sun Microsystems Computer Company, IBM Corporation and Xerox Corporation. The Company believes that its relationships with Sun, IBM and Xerox have been beneficial, and any termination, or deterioration, of any one or all of these relationships would have a material adverse effect on the Company's business, operating results and financial condition.


     5. RELIANCE ON MAJOR CUSTOMER AND SINGLE SUPPLIER. Historically, one or several of the Company's customers has accounted for a significant percentage of the Company's revenue. One customer, Ameritech Services, Inc., accounted for approximately 49%, 38%, 39% and 9% of the Company's revenues for the years ended December 31, 1995, 1996, 1997 and the three months ended March 31, 1998, and for approximately 49%, 50%, 47% and 8% of the Company's receivables as of December 31, 1995, 1996 and 1997 and March 31, 1998, respectively. The Company hopes that this trend of declining sales to Ameritech Services, Inc. as a percentage of total sales will continue; however, no assurances of this can be given. The Company does not have a written agreement with Ameritech obligating it to purchase equipment and software from the Company. Accordingly, purchases by Ameritech could be discontinued at any time. In addition, the equipment and software which is re-marketed to this customer is supplied by a single supplier. Accordingly, the loss of this supplier would materially adversely affect the Company. Furthermore, the Company does not have a written agreement with this supplier which obligates it to supply the Company. Thus, the purchases of equipment and software from this supplier that are re-marketed could be discontinued at any time. The loss of any significant customer, or further significant reductions by them in buying products and services offered by the Company, or the inability to collect accounts receivable from them, absent diversification of the Company's revenue over other customers, products and services, would materially and adversely affect the Company's revenue and results of operations.

     6. SIGNIFICANT CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL CAPITAL. The Company's capital requirements have been and will continue to be significant. Prior to the Public Offering, there was limited equity investment in the Company. As of December 31, 1997 and March 31, 1998, the Company's accumulated deficit was $10,499,000 and $11,775,000, respectively, and total stockholders' equity was $13,126,000 and $11,925,000, respectively. A significant portion of the proceeds of the Public Offering was used to fund ongoing operations as well as to implement proposed expansion plans and repay loans. The Company anticipated that the proceeds to it from the Public Offering, together with projected cash flow from operations, would be sufficient to fund its operations during the twelve months following the consummation of the Public Offering. However, the Company's experience following the Public Offering was that the proceeds from the Public Offering, together with the cash flow from operations, were sufficient to fund its operations for approximately nine months. From September, 1997, through December 18, 1997, the Company received net proceeds of approximately $12.9 million from the partial exercise of the Principal Stockholder's Warrant and the Public Warrants, both of which were used to fund operations. No assurances can be given that additional financing will not be required by the Company. Any additional equity financing may involve substantial dilution to the Company's then-existing stockholders. The Company has no current commitments or arrangements with respect to, or readily available sources of, additional financing. There can be no assurance that additional financing will be available to the Company when needed or, if available, that it can be obtained on commercially reasonable terms. Any inability to obtain additional financing when needed would have a material adverse effect on the Company including requiring the Company to curtail the expansion of its operations and possibly causing the Company to cease its operations. In addition, the Company's current business plan is highly dependent upon the realization of revenue from certain migration tools and software, including Intelligent Documents, in which the Company has made substantial capital investments. If the Company's substantial capital investments in these migration tools and software are not recovered through revenue generated from them, and given the Company's continued reliance on obtaining additional financing, substantial concerns exist concerning the Company's ability to achieve its business plan which could result in the Company materially curtailing, and possibly ceasing, operations. Prospective investors should be aware that if the Company is not successful in its operations, future acquisitions or expansion, their entire investment in the Company could become worthless. Even if the Company is successful in its expansion plans, no assurances can be given that such expansion or acquisitions will be successful or that investors will derive a profit from their investment.

     7. DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a significant extent on the continued service of certain key management personnel, in particular Charles W. Fritz, the Company's President. The loss or interruption of Mr. Charles Fritz's services, for whatever reason, would have a material adverse effect on the Company. The loss of services of Robert T. Durst, Jr., Executive Vice-President and the Company's Chief Technical Officer, would materially adversely effect the Company and, in particular, the Company's operations with respect to its high capacity symbologies operations and the further development of its Intelligent Document Solutions Unit. In the event of the loss of services of either Messrs. Fritz or Durst, no assurances can be given that the Company will be able to obtain the services of adequate replacement personnel. The Company has entered into five year employment agreements with both Messrs. Fritz and Durst, which terminate on April 30, 2001 and March 31, 2001, respectively. Under the terms of his employment agreement, Mr. Fritz may perform services for family owned businesses, other entities and individuals whether or not affiliated with the Company provided that such services do not prevent him from attending to the affairs of the Company and he is not in competition with the Company. The Company currently maintains $2.4 million and $1 million life insurance policies on the lives of Messrs. Fritz and Durst, respectively. The Company's success also depends in part on its ability to attract and retain qualified professional, technical, managerial and marketing personnel. Competition for such personnel in the markets in which the Company competes is intense, and there can be no assurance the Company will be successful in attracting and retaining the personnel it requires to conduct its operations successfully. The Company's results of operations could be materially adversely affected if the Company were unable to attract, hire, train and manage these personnel.

     8. ABILITY TO MANAGE GROWTH OF THE COMPANY. The introduction of products and services using high capacity symbologies will require the Company to continue to expand and grow. In addition, the Company intends to expand and grow through acquisitions. Accordingly, the Company could experience a period of significant growth, which could place a significant strain on the Company's management, infra-structure and other resources. The Company's ability to manage and sustain growth effectively will depend, in part, on the ability of its management to manage growth through the implementation of appropriate management, operational and financial systems and controls, and successfully to train, motivate and manage its employees. If the Company's management is unable to manage its growth effectively, the Company's results of operations could be materially adversely affected. While management believes it can manage such growth, there can be no assurance that it will be able to do so.

     9. PERSONNEL. The Company's success depends to a significant extent on the performance of its senior management and certain key employees. In addition, the Company's growth and expansion (and, in particular, further development of its Intelligent Document Solutions Unit) is dependent upon hiring and keeping qualified personnel. Competition for highly skilled employees, including sales, technical and management personnel, is intense in the computer industry. No assurances can be given that qualified personnel (including software developers) can be hired, or if hired, can be retained. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially adversely affect the Company's business.

     10. INTENSE COMPETITION. The markets in which the Company competes are highly competitive and rapidly changing. A number of companies offer products and services similar to those offered by the Company, and target the same customers as the Company. The Company's ability to compete depends upon many factors within and outside its control. Since the Company offers a variety of products and services, no generalities can be made as to its competitors, all of which differ depending upon the product or service offered. The Company believes that it has been able to compete to date primarily through product quality, technical excellence, customer service and its ability to achieve desired results. The Company's ability to compete in the future will depend upon many factors, including the ability to attract new customers and to diversify its customer base and products and services so as not to be dependent upon any one or several customers or product or service, to attract and retain qualified management, sales and technical personnel, to develop new products and services and to respond quickly and efficiently to new technology. There are many well-established competitors possessing substantially greater financial, marketing and technical resources and established, extensive direct and indirect channels of distribution for their products and services. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than the Company. The Company also anticipates that competition within these markets will increase as a result of the consolidation of companies. In addition, many of the Company's competitors have established, or may establish, cooperative relationships among themselves or with prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current or future competitors, or that competitive pressures will not have a material adverse effect on the Company's business, operating results and financial condition.

     11. RAPID TECHNOLOGICAL CHANGE. The markets in which the Company competes are characterized by rapid technological change, frequent new product and service introductions, evolving industry standards and changes in customer demands. The introduction of products and services embodying new technologies and the emergence of new industry standards can, in a relatively short period of time, render existing products obsolete and unmarketable. The Company believes that its success will depend upon its ability continuously to develop new products and services (and in particular its high capacity symbologies applications) and to enhance its current products and to introduce them promptly into the market. There can be no assurance that the Company will be successful in developing and marketing new product enhancements, new products or services (and in particular its high capacity symbologies applications) that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the success or development, introduction and marketing of these products, enhancements and services, or that any new product, product enhancement and services it may introduce will achieve market acceptance. Failure to develop and introduce new products, product enhancements or services, or to gain customer acceptance of such products, product enhancements or services in a timely fashion could harm the Company's competitive position and materially adversely affect it.

     12. DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF THIRD PARTY INFRINGEMENT Claims. The Company presently has patent applications pending with respect to certain of its proprietary technology; however, no assurances can be given that any patent for such technology will be granted. Furthermore, if there are other patents or patents pending by competitors for technology similar to the Company's, this would materially adversely affect the business of the Company's Intelligent Document Solutions Unit and the Company's competitive position, and would materially adversely affect the Company's operating results and financial condition. The Company currently relies upon copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology, all of which afford only limited protection. Accordingly, there can be no assurance that the Company's measures to protect its current proprietary rights will be adequate to prevent misappropriation of such rights or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies. Additionally, although the Company believes that its products and technologies do not infringe upon the proprietary rights of any third parties, there can be no assurance that third parties will not assert infringement claims against the Company. Similarly, infringement claims could be asserted against products and technologies which the Company licenses, or has the rights to use, from third parties. Any such claims, if proved, could materially and adversely affect the Company's business and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to, and legal costs associated with, litigation or other resolution of such claims could materially and adversely affect the Company's business and results of operations.

     13. INSUFFICIENT PRODUCT LIABILITY OR ERRORS AND OMISSIONS INSURANCE. Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses. Any failure in a client's information system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. The Company could, therefore, be subject to claims in connection with the products and services that it sells. There can be no assurance that the Company has adequately, or at all, contractually limited its liability for such claims or that such limitations of liability, if any, would be enforceable or would otherwise protect the Company from any liability. In addition, there can be no assurance that the Company would have sufficient resources to satisfy any liability resulting from any such claim, or that it would be able to have its customers indemnify or insure it against any such liability. The Company currently maintains product liability and errors and omissions insurance; however, there can be no assurance that, in the future, insurance companies will continue to provide such coverage or further coverage of certain of the Company's products and services relating to the Year 2000 problem, or coverage, if available, will be adequate in term and scope to protect the Company against material adverse effects in the event of a successful claim, or that the Company's insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's business, financial condition and results of operations.

     14. DILUTIVE EFFECT OF OPTIONS; INCREASED AUTHORIZED SHARES. A maximum of 1,500,000 and 8,000,000 options to purchase shares of Common Stock of the Company may be granted under the Company's 1996 Stock Option Plan and 1998 Stock Option Plan, respectively. Of such 1,500,000 and 8,000,000 options, there are currently options granted and outstanding to purchase an aggregate of 1,266,445 and 965,000, respectively, shares of Common Stock and 207,207 options under the 1996 Stock Option Plan have been exercised. In addition, the stockholders approved an increase in the number of shares of Common Stock that the Company is authorized to issue to 50,000,000 from 15,000,000, and authorized the creation of 10,000,000 shares of preferred stock, par value $.01. To the extent that current and subsequent stock options are exercised, and additional shares of Common Stock are issued by the Company, dilution of the percentage ownership of the Company's stockholders will occur, and any sales in the public market of the Common Stock underlying options might adversely affect prevailing market prices for the Common Stock.

RISK FACTORS RELATING TO THIS OFFERING

     1. CONTROL AND INFLUENCE BY PRINCIPAL STOCKHOLDERS. The Company's by-laws provide that the holders of more than thirty-three and one-third percent of the issued and outstanding Common Stock constitute a quorum at stockholder meetings, and the vote of the holders of a majority of Common Stock present at a meeting will decide any question brought before it, except for certain actions, such as amendments to the Company's Certificate of Incorporation, mergers or dissolutions, all of which require the vote of the holders of a majority of the outstanding Common Stock. In addition, cumulative voting (which provides that a stockholder can cast votes in the election of directors equal to the number of shares owned by such stockholder multiplied by the number of directors to be elected to a single candidate or among the candidates as the stockholders wishes) is not permitted with respect to the Company's Common Stock. As a result, the Company's principal stockholders, acting together, may be able to control or exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate actions. It is likely, therefore, that purchasers of Common Stock in this offering will have little or no voice in the direction of the Company's operations.

     2. NO DIVIDENDS ON COMMON STOCK. The Company has not previously paid any cash or other dividends on its Common Stock and does not anticipate payment of any dividends for the foreseeable future; it being anticipated that any earnings would be retained by the Company to finance its operations and future growth and expansion. In addition, the Company's prior credit facility prohibited the payment of any cash dividends, and any future credit facility may also prohibit the payment of cash dividends.

     3. NO ASSURANCE OF CONTINUED PUBLIC TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. The Common Stock is currently listed for quotation on NASDAQ, and no assurance can be given that an active trading market for the Common Stock will continue. If the Company should experience losses from operations, it may be unable to maintain the standards for continued quotation on NASDAQ. If, for any reason, the Company's Common Stock is not eligible for continued listing, purchasers of the Common Stock may have difficulty selling their Common Stock should they desire to do so. The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in actual or anticipated results of operations of the Company, changes in analysts' earnings estimates, announcements of technological innovations or new products or services by the Company or its competitors, general conditions in the computer industry, or other factors. In addition, the securities markets frequently experience extreme price and volume fluctuations which affect market prices for securities of companies generally, and technology companies in particular. Such fluctuations are often unrelated to the operating performance of the affected companies. Broad market fluctuations may adversely affect the market price of the Company's Securities. Furthermore, securities class action litigation is not uncommon against issuers, particularly following periods of volatility in the market price of an issuer's securities. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could subject the Company to significant liabilities.

     4. POTENTIAL FUTURE SALES OF COMMON STOCK. Upon consummation of this offering, the Company will have 19,470,281 shares of Common Stock outstanding out of a total of 50,000,000 shares of Common Stock authorized, assuming (1) exercise of options to purchase 1,292,793 shares of Common Stock under the 1996 Stock Option Plan, (2) 170,000 shares of Common Stock issuable upon exercise of the Representative's Options, (3) 170,000 shares of Common Stock issuable upon exercise of the warrants included in the Representative's Options, (4) 114,000 shares of Common Stock issuable upon further exercise of Principal Stockholder's Warrant, (5) 65,000 shares of Common Stock issuable upon exercise of the Joseph Charles Warrant, (6) 375,000 shares of Common Stock issuable upon exercise of the Dominick Warrant, (7) 173,332 shares of Common Stock issuable upon exercise of the Compass Capital Warrant, (8) 135,000 shares of Common Stock issuable upon exercise of the Thornhill Warrant, (9) 300,000 shares of Common Stock exercisable upon exercise of the Fritz Warrant, (10) the exercise of 8,000,000 shares of Common Stock under the 1998 Stock Option Plan and (11) 100,000 shares of Common Stock issuable upon exercise of the Southeast Warrant. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices of the Common Stock prevailing from time to time. The possibility that substantial amounts of the Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. As of the date of this offering, none of the 10,000,000 shares of preferred stock were outstanding.

     Prospective investors should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the Common Stock and, therefore, the ability of any investor to sell his Common Stock may be dependent directly upon the number of Common Stock that are offered and sold. No prediction can be made as to the effect, if any, that sales of Common Stock or even the availability of such Common Stock for sale will have on the market prices prevailing from time to time.

     5. LIMITATION ON DIRECTOR LIABILITY. As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. As a result of the Company's certificate of incorporation provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

     FOR ALL OF THE AFORESAID REASONS, AND OTHERS WHICH MAY NOT BE SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE COMMON STOCK SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR ENTIRE INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN OF THEIR INVESTMENT.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of any of the Common Stock offered for resale in this Prospectus by the Selling Stockholders. The Company will, however, receive gross proceeds of approximately $12,100,000, assuming all of the warrants to purchase Common Stock are exercised in full by the Selling Stockholders owning such warrants. There is no assurance, however, that any of the warrants will be exercised. The proceeds received from the exercise of warrants will be used for working capital and general corporate purposes of the Company.

                            SELLING SECURITY HOLDERS

     The following table sets forth information with respect to the Selling Stockholders. An aggregate of 2,718,332 shares of Common Stock are being registered in the Registration Statement of which this Prospectus forms a part for resale by the holders of such shares. Of such 2,718,332 shares, 1,070,000 shares were issued in an acquisition in September, 1997, by the Company of all of the issued and outstanding stock of Allegiant Legacy Solutions, Inc., 146,000 shares were issued to Charles W. Fritz, the Company's President and Chief Executive Officer upon the partial exercise by him of the original 260,000 shares that were available for purchase under the Principal Stockholder's Warrant (114,000 shares are still available to be purchased under the Principal Stockholder's Warrant and are being registered in the Registration Statement of which this Prospectus forms a part), and 1,502,332 shares are issuable upon the exercise of warrants to purchase shares of Common Stock ("Selling Stockholders' Warrants") issued to five of the Selling Stockholders. The Company will not receive any proceeds from the resale of these shares. The costs and expenses incurred in qualifying these shares under federal and state securities laws will be borne by the Company, but all commissions, selling and other expenses incurred in connection with the resale of shares by a Selling Stockholder will be borne by such Selling Stockholder. The Company will, however, receive payment of the exercise prices of the Selling Stockholder's Warrants to the extent any of the Selling Stockholder's Warrants are exercised. If all of the Selling Stockholder's Warrants are exercised to their fullest extent, the Company will receive gross proceeds of approximately $12,100,000. There is no assurance, however, that any of the Selling Stockholder's Warrants will be exercised. The Company does not know if any of the Selling Stockholders that currently hold a Selling Stockholder's Warrant will exercise the Selling Stockholder's Warrant, and if exercised when such Selling Stockholder will thereafter offer for sale any or all of the shares of Common Stock received upon exercise. Each Selling Stockholder will determine when and the number of shares such Selling Stockholder will sell from time to time. Accordingly, the following list of Selling Stockholders assumes that all of the Selling Stockholder's Warrants have been exercised to their fullest extent and that all shares of Common Stock received upon such exercise and all shares of Common Stock currently owned and being registered for resale, in the Registration Statement of which this Prospectus forms a part, are thereafter resold, resulting in no remaining shares of Common Stock being owned by any such Selling Stockholder.



                                   BENEFICIAL OWNERSHIP                BENEFICIAL OWNERSHIP
                                   PRIOR TO THE OFFERING                AFTER THE OFFERING
                              ------------------------------       -----------------------------
                                                ISSUABLE UPON
                                NUMBER OF          EXERCISE         NUMBER OF         PERCENTAGE
                                SHARES OF         OF SELLING        SHARES OF             OF
     NAME OF                     COMMON          STOCKHOLDERS'       COMMON             COMMON
SELLING STOCKHOLDER              STOCK            WARRANTS (1)        STOCK            STOCK (2)
-------------------           -------------      -------------      ---------         -----------
Gerald L. Willis               535,000 (3)(4)                           -    (5)          - (4)(5)

The George Luntz Family
 Living Trust, as amended      535,000 (3)(6)(7)                        -    (5)          - (5)(7)

Charles W. Fritz (8)         2,032,369 (9)        414,000 (10)     1,472,369 (11)         16.3% (11)

Joseph Charles &
 Associates, Inc.                                 405,000 (12)         - (13)             - (13)(14)

Dominick & Dominick
 Incorporated                                     375,000 (15)         - (13)             - (13)(16)

Thornhill Capital, L.L.C.                         135,000 (15)         - (13)             - (13)(17)

Compass Capital, Inc.                             173,332 (15)         - (13)             - (13)(18)
                             ---------          ---------
                             3,102,369          1,502,332
                             =========          =========

-----------------------------

(1) Except for 146,000 shares of Common Stock issued in September, 1997 on the partial exercise of the Principal Stockholder's Warrant, none of the other Selling Stockholders' Warrants were exercised prior to the date of this Prospectus.

(2) The percentage is based on a total of 8,575,156 outstanding shares of Common Stock as of May 1, 1998 and assumes that none of the other Selling Stockholders' Warrants have been exercised.

(3) Mr. Willis, as a consultant, and Mr. Luntz, as an employee, have each served the Company since September, 1997, when the Company acquired Allegiant Legacy Solutions, Inc. ("ALS"), which was owned by Messrs. Willis and Luntz. The shares being registered were received by them in exchange for all of their shares of common stock of ALS.

(4) Does not include options granted to Mr. Willis to purchase 10,000 shares of Common Stock, none of which are currently exercisable or exercisable within sixty days of the date of this Prospectus.

(5) Since each Selling Stockholder will determine when and the number of shares such Selling Stockholder will sell, this assumes that the entire 535,000 shares of Common Stock owned prior to the offering are sold.
     If none of these shares are sold, approximately 6.2% of NeoMedia's outstanding shares of Common Stock will be owned.

(6) George Luntz is the settlor of this Trust and is deemed to be the beneficial owner of the shares of Common Stock held by the Trust.

(7) Does not include options granted to Mr. Luntz to purchase 15,000 shares of Common Stock, none of which are currently exercisable or exercisable within sixty days of the date of this Prospectus.

(8)  President and Chief Executive Officer.

                                       17



(9) Shares beneficial owned include (i) 400 shares of Common Stock (100 shares owned by each of Mr. Fritz's four minor children for an aggregate of 400 shares), (ii) 114,000 shares of Common Stock issuable upon further exercise of the Principal Stockholder's Warrant, which is currently exercisable,
     (iii) 300,000 shares of Common Stock issuable upon exercise of the Fritz Warrant, which is currently exercisable, and (iv) options to purchase 40,000 shares of Common Stock granted under the Company's 1998 Stock Option Plan and which are currently exercisable. Does not include options to purchase 160,000 shares of NeoMedia Common Stock under the 1998 Stock Option Plan, which are not currently exercisable or exercisable within sixty days of the date of this Prospectus. Up to 260,000 shares of Common Stock were issuable upon exercise of the Principal Stockholder's Warrant. Mr. Fritz partially exercised this warrant in September, 1997, and purchased 146,000 shares of Common Stock. 114,000 shares of Common Stock, all of which are being registered for resale by Mr. Fritz, are issuable upon further exercise of the Principal Stockholder's Warrant.

(10) Represents (i) 114,000 shares of Common Stock issuable upon further exercise of the Principal Stockholder's Warrant and (ii) 300,000 shares of Common Stock issuable upon exercise of the Fritz Warrant.

(11) Since Mr. Fritz will determine when and the number of shares he will sell, this assumes that (i) the 146,000 shares of Common Stock received upon partial exercise of the Principal Stockholder's Warrant are sold,
     (ii) the 114,000 shares of Common Stock issuable upon further exercise of the Principal Stockholder's Warrant are purchased and sold, and (iii) all 300,000 shares of Common Stock issuable upon exercise of the Fritz Warrant are purchased and sold. If none of these shares are sold, assuming that the Warrants are exercised to thier fullest extent, Mr. Fritz will own approximately 22.5% of NeoMedia's outstanding shares of Common Stock.

(12) Joseph Charles & Associates, Inc. ("JCA") was the managing underwriter of the initial public offering of the Company's securities in the November, 1996 Public Offering. It is also a consultant to the Company. 340,000 of the shares are issuable upon exercise of a warrant issued to JCA in partial consideration of the services rendered in the Public Offering and 65,000 shares are issuable upon exercise of a warrant issued in consideration of services rendered as a consultant to the Company.

(13) Since each Selling Stockholder will determine when and the number of shares such Selling Stockholder will from time to time sell, this assumes that each Selling Stockholder exercises its Selling Stockholders' Warrant to its fullest extent and that all shares received upon such exercise are thereafter resold, resulting in the Selling Stockholder not owning any shares of Common Stock.

(14) If none of these shares are sold, assuming that the Warrant is exercised to its fullest extent, JCA will own approximately 4.5% of NeoMedia's outstanding shares of Common Stock.

(15) Represents shares issuable upon the exercise of a warrant issued in consideration of services rendered as a consultant to the Company.

(16) If none of these shares are sold, assuming that the Warrant is exercised to its fullest extent, Dominick & Dominick, Incorporated will own approximately 4.2% of NeoMedia's outstanding shares of Common Stock.

(17) If none of these shares are sold, assuming that the Warrant is exercised to its fullest extent, Thornhill Capital, L.L.C. will own approximately 1.5% of NeoMedia's outstanding shares of Common Stock.

(18) If none of these shares are sold, assuming that the Warrant is exercised to its fullest extent, Compass Capital, Inc. will own approximately 2.0% of NeoMedia's outstanding shares of Common Stock.


     Sales of these shares of Common Stock, or even the potential for such sales at any time, may have a material adverse effect on the market price of the Company's Common Stock.

                              PLAN OF DISTRIBUTION

     The shares of Common Stock may be sold, from time to time, to purchasers directly by any of the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on NASDAQ, in negotiated transactions, through the writing of options on the shares of Common Stock, or through a combination of such methods of sale, at market prices prevailing at the time of sale, prices related to the then-current market price or at negotiated prices, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker/dealer as principal and resale by such broker or dealer for its account; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker/dealer so engaged will attempt to sell the shares as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction. The Selling Stockholders may also pledge the shares of Common Stock as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. In effecting sales, broker/dealers engaged by the Selling Stockholders may arrange for other broker/dealers to participate. Such broker/dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for which such broker/dealers may act as agent or to whom they may sell as principal, or both, (which compensation is negotiated and which, as to a particular broker/dealer, may be in excess of customary compensation). Any broker/dealer may act as broker/dealer on behalf of one or more of the Selling Stockholders in connection with the offering of shares of Selling Stockholders. The Company will pay the expenses, in connection with this offering, other than transfer taxes, discounts, commissions, fees or expenses of underwriters, selling brokers, dealer, managers or similar securities industry professionals relating to the distribution of the shares of Common Stock, or legal expenses of any person other than the Company.


     There is no underwriter or coordinating broker acting in connection with this offering. In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker/dealers and any other participating broker/dealers who execute sales of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker/dealer may be deemed to be underwriting discounts and commissions. In addition, broker/dealers that purchase shares of Common Stock from Selling Stockholders as principals for their own account and then resell such shares would also be deemed underwriters.


     At the time a particular sale or distribution is made, a Prospectus supplement, to the extent required, will be distributed which will set forth the aggregate amount of shares being offered, the names of the Selling Stockholders, the purchase price, the amount of expenses and the terms of the sale or distribution, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or paid to underwriters, brokers, dealers or agents.

     Underwriters, brokers, dealers and agents may be entitled under agreements entered into with the Selling Stockholders to indemnification by the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act. Such underwriters, brokers, dealers and agents may be customers of, may engage in transactions with, or perform services for the Selling Stockholders in the ordinary course of business.

                   COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

     The Certificate of Incorporation and the by-laws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officer for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. In accordance with its agreement with the Representative, the Company has obtained directors' and officers' liability insurance. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                               VALIDITY OF SHARES

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C., 125 South Wacker Drive, Suite 2800, Chicago, Illinois 60606.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1997, have been incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, regarding the year ended December 31, 1997, and Coopers & Lybrand L.L.P., independent certified public accountants, regarding the year ended December 31, 1996, given on the authority of those respective firms as experts in accounting and auditing.

                              [OUTSIDE BACK COVER]

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANY PERSON IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, all of which will be paid by the Company, are as follows:

           Registration Fee.................................. $ 7,000
           Legal Fees and Expenses........................... $15,000
           Accounting Fees and Expenses...................... $20,000
           Miscellaneous..................................... $10,000
                                                              -------
           TOTAL............................................. $52,000
                                                              =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Certificate of Incorporation and by-laws require indemnification of the Company's officers and directors to the fullest extent permitted by Delaware law. The Company also maintains directors' and officers' liability insurance.

ITEM 16. EXHIBITS.


     The following documents are filed herewith or incorporated by reference from the Company' Registration Statement on Form SB-2 (Commission File No. 333-5534), and made a part of this Registration Statement. Items marked with an asterisk are incorporated by reference. Items marked with a double asterick were previously filed with the Registration Statement.


EXHIBIT              DESCRIPTION OF DOCUMENT
-------              -----------------------

*4.1 Articles of Incorporation of Dev-Tech Associates, Inc. and amendment thereto

*4.2     By-laws of Dev-Tech Associates, Inc.

*4.3     Restated Certificate of Incorporation of DevSys, Inc.

*4.4     By-laws of DevSys, Inc.

*4.5    Articles of Merger and Agreement and Plan of Merger of DevSys, Inc. and
         Dev-Tech Associates, Inc.

*4.6    Certificate of Merger of Dev-Tech Associates, Inc. into DevSys, Inc.

 *4.7    Form of Certificate for Common Stock for DevSys, Inc.


**4.8 Certificate of Amendment and Restated Certificate of Incorporation of NeoMedia Technologies, Inc.


 5.1 Opinion of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C.

23.1 Consent of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C. (included in Exhibit 5.1)


23.2     Consent of Coopers and Lybrand L.L.P.

23.3     Consent of KPMG Peat Marwick LLP


**24.1   Power of Attorney (contained on the signature page hereof)



ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reported filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on the 16th day of June, 1998.


                                          NEOMEDIA TECHNOLOGIES, INC.

                                          By: /s/ CHARLES W. FRITZ
                                             ---------------------
                                                  Charles W. Fritz


     Pursuant to the requirements of the Securities Act of 1933, this Pre-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURES                             TITLE                                 DATE
----------                             -----                                 ----
/s/ CHARLES W. FRITZ                   President, Chief Executive       June 16, 1998
-------------------------              Officer and Director
Charles W. Fritz

         *                             Secretary and Director           June 16, 1998
-------------------------
William E. Fritz

         *                             Chief Financial Officer,         June 16, 1998
-------------------------              Treasurer and Director
Charles T. Jensen

         *                             Director                         June 16, 1998
------------------------
Robert T. Durst, Jr.

         *                             Director                         June 16, 1998
------------------------
A. Hayes Barclay

         *                             Director                         June 16, 1998
------------------------
James J. Keil

                                       Director
------------------------
Paul Reece

/s/ CHARLES W. FRITZ
------------------------
* by Charles W. Fritz, Attorney-in-fact,
pursuant to a power of attorney heretofore
filed.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER           DESCRIPTION OF EXHIBIT
-------          ----------------------

  5.1 Opinion of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C.

 23.1 Consent of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C. (included in Exhibit 5.1)

 23.2     Consent of Coopers and Lybrand L.L.P.

 23.3     Consent of KPMG Peat Marwick LLP